Exhibit 5.1

May 18, 2006

Northern States Power Company

414 Nicollet Mall

Minneapolis, Minnesota 55401

Gentlemen:

I am participating in the proceedings being had and taken in connection with the issuance and sale by Northern States Power Company, a Minnesota corporation (the “Company”), of up to $400,000,000 principal amount of the Company’s secured First Mortgage Bonds (collectively, the “Securities”) pursuant to the Registration Statement on Form S-3 (File No. 333-123494) (the “Registration Statement”). I have examined all statutes, records, instruments and documents which, in my opinion, it is necessary to examine for the purpose of rendering the following opinion.

Based upon the foregoing and upon my general familiarity with the Company and its affairs, as a result of having acted as General Counsel for the Company, I am of the opinion that:

1.                                       The Company was incorporated and is now a legally existing corporation under the laws of the State of Minnesota; has corporate power, right and authority to do business and to own property in that state, in the manner and as set forth in the Registration Statement; and has corporate power, right and authority to create, issue and sell the Securities.

2.                                       When and if (a) the Supplemental Indenture relating to the Securities is duly authorized, executed and delivered and (b) the Securities are duly authorized, executed, authenticated and delivered, and the consideration for the Securities has been received by the Company, all in the manner contemplated by the Registration Statement, the Securities will be legally issued and binding obligations of the Company in accordance with their terms.

This opinion is limited to the Federal laws of the United States of America and the laws of the State of Minnesota and I express no opinion with respect to the laws of any other jurisdiction. I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement filed by the Company to register the Securities.

Respectfully submitted,

/s/ Gary R. Johnson

Gary R. Johnson
Vice President and General Counsel